                                                                     Exhibit 3.1

                               THE STATE OF TEXAS


                               SECRETARY OF STATE
               CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION
                                       OF

                             VISUAL NUMERICS, INC.

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Restated Articles of Incorporation for the above named corporation have been received in this office and are found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Restated Articles of Incorporation.

Dated:         January 24, 1994

Effective:     January 24, 1994

                                   Exhibit A
                       RESTATED ARTICLES OF INCORPORATION

                                  SECTION ONE
                                  -----------

     Visual Numerics, Inc. (the "Corporation"), pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act (the "Act"), hereby adopts restated articles of incorporation ("Restated Articles") which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.

                                  SECTION TWO
                                  -----------

     The Restated Articles restate and integrate and further amend the articles of incorporation heretofore in effect by substituting for the provisions of such articles of Incorporation in their entirety the provisions of the Restated Articles, the text of which is set forth below in Section Five of these Restated Articles. The amendment effected by the Restated Articles affects Article IV (capitalization).

                                 SECTION THREE
                                 -------------

     Each amendment made by the Restated Articles has been effected in conformity with the provisions of the Act. The number of shares of stock of the Corporation outstanding at the time of such amendment, and the number of shares entitled to vote thereon, was 2,190,650 shares of Common Stock and 4,447,785 shares of Preferred Stock. All of the shares outstanding are capital stock.
The Restated Articles were duly adopted by the shareholders of the Corporation at the Special Meeting of the Shareholders held on January 13, 1994. The following number of shares voted for, against or abstained from voting on the amendment:

  Class of Stock     Shares For   Shares Against   Shares Abstained
------------------   ----------   --------------   ----------------
Preferred Stock       4,210,290            2,000            237,495
Common Stock          1,761,265            2,000            429,385

     The Amendments provide for conversion of each share of Class A Common Stock, $0.02 par value per share, into one (1) share of Common Stock, $0.02 par value per share, as set forth Article IV of the Restated Articles set forth in Section Five herein. The amendments will not result in a change in the amount of stated capital of the Corporation.

                                  SECTION FOUR
                                  ------------

     Each issued and currently outstanding share of Class A Common $0.02 par value per share, of the Corporation, together with any treasury shares, shall on the date of filing these Restated Articles in the office of the Secretary of State of the State of Texas ("Secretary of

State") be automatically converted into one (1) share of Common Stock, $0.02 par value per share, of the Corporation without further action on behalf of the Corporation or its shareholders. Any shareholder of the Corporation who desires to exchange his old forms of stock certificates or whose old forms of stock certificates are otherwise submitted to the Corporation following a sale or other transaction will receive Common Stock certificates in replacement thereof.

                                  SECTION FIVE
                                  ------------

     The Articles of Incorporation and all amendments and supplements thereto are hereby superseded in their entirety by the following Restated Articles, which accurately copy the entire text thereof and are amended as set forth herein:

                                   ARTICLE I

     The name of the Corporation shall be Visual Numerics, Inc.

                                   ARTICLE II

     The period of its duration is perpetual.

                                  ARTICLE III

     The purposes for which the Corporation is organized are:

     (a) To undertake, conduct, assist, promote, engage and participate in the creation, design, development, production, reproduction, modification, ownership, use, management, sale, lease and distribution of, and generally to deal in and with, computer hardware, computer timesharing and remote batch services and computer programs (software), including without limitation, scientific programs, engineering programs, commercial programs, computer system operating programs, program libraries, application programs, industrial training in mathematics and statistics and education in the production and use of all such computer programs; and

     (b) To transact any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million (27,000,000) shares, which are divided into two classes as follows:

     (a) Seventeen million (17,000,000) shares of Common Stock, $0.02 par value per share ("Common Stock"); and

     (b) Ten million (10,000,000) shares of Preferred Stock, without par value ("Preferred Stock").

     The Preferred Stock may be issued from time to time in one or more series. The first series shall be designated "Series A Preferred Stock" and shall consist of 3,193,500 shares. The second series shall be designated "Series B Preferred Stock" and shall consist of 163,390 shares. The third series shall be designated "Series C Preferred Stock" and shall consist of 1,439,026 shares.
The fourth series shall be designated "Series D Preferred Stock" and shall consist of 1,439,026 shares. The remaining Preferred Stock may be issued from time to time in one or more additional series.

                                     PART I

                                PREFERRED STOCK

     1.  Rank; Authorization of Directors to Determine Certain Rights.  The
         ------------------------------------------------------------
following is a statement of the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, or restrictions thereon, of the classes of stock of the Corporation. Except as to the Series A, Series B, Series C and Series D Preferred Stock and except as otherwise provided in these Restated Articles, the Board of Directors is authorized, from time to time, acting by resolutions duly adopted by the Board of Directors (or duly authorized committee thereof), to divide the Preferred Stock into additional Series, designate each Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:

          (a)  the rate of dividend (if any);

          (b) the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

          (c) the amount payable upon shares in the event of merger or reorganization in which the Corporation shall not be the continuing or surviving entity or any other transaction in which in excess of 50% of Corporation's voting power is transferred;

          (d) the amount payable upon a sale of all or substantially all of the assets of the Corporation;

          (e) sinking fund provisions (if any) for the redemption or purchase of shares;

          (f) the price at and the terms and conditions on which shares may be redeemed;

          (g) the terms and conditions on which Preferred Stock may be converted into Common Stock;

          (h) voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective);

          (i) the conditions or restrictions upon payment of dividends upon, or the making of other distributions to, or the purchase or acquisition of shares ranking junior to the Preferred Stock or to any such Series thereof with respect to dividends or distribution of assets upon liquidation; and

          (j) such other preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof as shall be fixed by the Board of Directors, so far as not inconsistent with the provisions of this Articles IV and to the full extent now or hereafter permitted by the laws of the State of Texas.

     2.  Dividends.
         ---------

          (a) Amount; Time.  The holders of shares of Series A, Series B, Series
              ------------
C and Series D Preferred stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.02, $0.12, $0.39 and $0.39 respectively per share per annum (in each case as adjusted for stock splits, reverse stock splits, stock dividends and the like) or, if greater (as determined on an as-converted basis for the Series A, Series B, Series C and Series D Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation whenever funds are legally available therefor, payable quarterly when, as and if declared by the Board of Directors.

          (b) Cumulatively.  Dividends on Series A, Series B, Series C and
              ------------
Series D Preferred Stock shall not be cumulative.

          (c) Priority Over Common.  No dividend shall be declared and/or paid
              --------------------
with respect to any series of Preferred Stock unless a dividend is declared and/or paid with respect to each series of outstanding Preferred Stock at a rate that is no less favorable to the Series A, Series B, Series C and Series D Preferred Stock than $0.02, $0.12, $0.39 and $0.39, for each share of Series A, Series B Series C and Series D Preferred Stock, respectively, (in each case as adjusted for stock splits, reverse stock splits, stock dividends and the like).

     3.   Liquidation Preference.
          ----------------------

          (a) Preference of Series D Preferred over Series A Preferred, Series B
              ------------------------------------------------------------------
Preferred, Series C Preferred, Common Stock, and convertible debt instruments
-----------------------------------------------------------------------------
issued by the Corporation ("Convertible Debt").  In the event of any
----------------------------------------------
liquidation, dissolution or winding-up of this Corporation, either voluntary or involuntary, after payment or provision for payment of all debts but before any distribution to the holders of any Common Stock, the holders of Series D Preferred Stock shall be entitled to receive prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Series A, Series B or Series C Preferred Stock or Common Stock or holders of any other class or series of Common Stock or Preferred Stock, or Convertible Debt by reason of their ownership thereof, the lesser of a total aggregate amount of three million six-hundred and sixty-seven thousand dollars ($3,667,000), or an amount per share equal to (i) the sum of the original Series D issue price (as defined below adjusted for stock splits, reverse stock splits, stock dividends and the like) plus, in each case, (ii) an amount equal to all declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount as set forth hereinabove, then the assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the aggregate preferential amount owed such holders of the outstanding Series D Preferred Stock upon a liquidation dissolution or winding-up of the Corporation.

          (b) Preference of Series A Preferred, Series B Preferred, Series C
              --------------------------------------------------------------
Preferred, and Series D Preferred over Common Stock and Convertible Debt.  In
------------------------------------------------------------------------
the event of any liquidation, dissolution or winding-up of this Corporation, either voluntary or involuntary, after payment or provision for payment of all debts and after distribution to the holders of Series D Preferred Stock of the aggregate preference amount of the lesser of three million six-hundred sixty-seven thousand dollars ($3,667,000) or an amount per share equal to (i) the sum of the original Series D issue price (as defined below adjusted for stock splits, reverse stock splits, stock dividends and the like) plus, in each case,
(ii) an amount equal to all declared but unpaid dividends thereon, but before any distribution to the holders of any Common Stock, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or Convertible Debt, by reason of their ownership thereof, an amount per share equal to the sum of $0.20 for each share of Series A Preferred Stock (the "Original Series A Issue Price"), $1.20 for each share of Series B Preferred Stock (the "Original Series B Issue Price"), $3.90 for each share of Series C Preferred Stock (the "Original Series C Issue Price"),and the difference between $3.90 for each share of Series D Preferred Stock (the "Original Series D Issue Price"), if any, and the amount per share paid to the holders of Series D Preferred Stock pursuant to the aggregate preference amount of $3,667,000 set forth in section 3(a) hereinabove (in each case, adjusted for stock splits, reverse stock splits, stock dividends and the like) plus, in each case, an amount equal to all declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred Stock in proportion to the aggregate preferential amount owed such holders of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred Stock upon a liquidation, dissolution or winding-up on the Corporation. All remaining assets shall be distributed pro rata among the holders of Common Stock, based on the number of shares of Common Stock held by each.

     4.   Redemption.
          ----------

          (a) Timing and Price.  On or at any time after April 30, 1998, this
              ----------------
Corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A, Series B, Series C and Series D Preferred Stock by paying in cash therefor a sum per share equal to the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price and Original Series D Issue Price, as the case may be (in each case as adjusted for stock splits reverse stock splits stock dividends and the like), plus any declared but unpaid dividends on such shares to the date of redemption (each such total amount is hereinafter referred to as the "Redemption Price").

          (b)  Procedure.
               ---------

               (i) In the event of any redemption of only a part of the then outstanding Series A, Series B, Series C and Series D Preferred Stock, this Corporation shall redeem the same proportion of each outstanding series of Preferred Stock and, as to each such series, shall effect such redemption pro rata according to the number of shares held by each holder thereof. No redemption of Series A, Series B, Series C and Series D Preferred Stock shall occur, unless there is a pro rata redemption of all Series A, Series B, Series C and Series D Preferred Stock in accordance with the foregoing. In the event of any redemption of all or part of the then outstanding Series A, Series B, Series C and Series D Preferred Stock, any holder thereof may avoid all or part of such redemption by converting into Common Stock, pursuant to Section 5 below, up to that number of shares of such holder's Preferred Stock scheduled to be redeemed in such redemption. Such holder may condition such conversion on deposit by the Corporation of the Redemption Price for the shares to be redeemed pursuant to subsection 4(b)(iv) below.

               (ii) At least twenty (20) but no more than sixty (60) days prior to the date fixed for redemption of Series A, Series B, Series C and Series D Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B, Series C and Series D Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 4(b)(iii), on or after the Redemption Date, each holder of Series A, Series B, Series C and Series D Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeerned shares.

               (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series A, Series B, Series C and Series D Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A, Series B, Series C and

Series D Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series B, Series C and Series D Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series B, Series C and Series D Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of paragraph 4(b)(i) hereof. The shares of Series A, Series B, Series C and Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A, Series B, Series C and Series D Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

               (iv) Three days prior to the Redemption Date, this Corporation shall deposit the Redemption Price of all outstanding shares of Series A, Series B, Series C and Series D Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A, Series B, Series C and Series D Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this Corporation pursuant to this subsection 4(b)(iv) for redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the close of business on the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any monies deposited by this Corporation pursuant to this subsection 4(b)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this Corporation, provided that the shareholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A, Series B, Series C and Series D Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.

     5.   Conversion. The holders of the Series A, Series B, Series C and Series
          ----------
D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.
               ----------------

               (i) Subject to subsection 5(c), each share of Series A, Series B, Series C and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this Corporation or any transfer agent for the Series A, Series B, Series C and Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.20 for each share of Series A Preferred Stock, $1.20 for each share of Series B Preferred Stock, $3.90 for each share of Series C Preferred Stock and $3.90 for each share of Series D Preferred Stock by the Conversion Price (as defined below) at the time in effect for such share. The initial "Conversion Price" shall be $0.20, $1.20, $3.90 and $3.90 per share for the Series A, Series B, Series C and Series D Preferred Stock, respectively; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in subsection 5(c).

               (ii) In the event of a call for redemption of any shares of Series A, Series B, Series C and Series D Preferred Stock pursuant to Section 4 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Redemption Price.

               (iii) Each share of Series A, Series B, Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B, Series C and Series D Preferred Stock immediately upon the consummation of this Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this Corporation in excess of $3,000,000.

          (b)  Mechanics of Conversion. Before any holder of Series A, Series B,
               -----------------------
Series C and Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A, Series B, Series C and Series D Preferred Stock, and shall give written notice by mall, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C and Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C and Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering unless otherwise designated in writing by the holders of such Series A, Series B, Series C and Series D Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A, Series B, Series C and Series D Preferred Stock shall not be deemed to have converted such Series A, Series B, Series C and Series D Preferred Stock until immediately prior to the closing of such sale of securities.

          (c)  Conversion Price Adjustments of Preferred Stock.  The conversion
               -----------------------------------------------
price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) In the event the Corporation should at any time or from time to time fix a record date from the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder from the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares.

               (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (d)  Other Distributions.  In the event this Corporation shall declare
               -------------------
a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(c)(i), then, in each such case for the purpose of this subsection S(d), the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A, Series B, Series C and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          (e)  Recapitalizations.  If at any time or from time to time there
               -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 6), provision shall be made so that the holders of the Series A, Series B, Series C and Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B, Series C and Series D Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A, Series B, Series C and Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C and Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable

          (f)  No Impairment.  This Corporation will not, by amendment of its
               -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C and Series D Preferred Stock against impairment.

          (g)  No Fractional Shares and Certificate as to Adjustments.
               ------------------------------------------------------

               (i) No fractional shares shall be issued upon conversion of the Series A, Series B, Series C and Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C and Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Series A, Series B, Series C and Series D Preferred Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C and Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C and Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(a) such adjustment and readjustment, (b) the Conversion Prices at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C and Series D Preferred Stock.

          (h)  Notices of Record Date.  In the event of any taking by this
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A, Series B, Series C and Series D Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i)  Reservation of Stock Issuable Upon Conversion.  This Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C and Series D Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, Series B, Series C and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (j)  Notices.  Any notice required by the provisions of this Section 5
               -------
to be given to the holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

     6.   Merger.
          ------

          (a)  At any time, in the event of:

               (i) any merger of the Corporation with or into any other Corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization or effect any other transaction or series of related transactions disposing of more than 50% of the voting power of the corporation, or

               (ii) a sale of all or substantially all of the assets of the Corporation,

The documents effecting such transactions shall provide that:

                     (A) the holders of the Series A, Series B, Series C and Series D Preferred Stock shall first receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, or Original Series D Issue Price, as the case may be (in each case as adjusted for stock splits, reverse stock splits, stock dividends and the like), together with an amount equal to all declared but unpaid dividends on each such share. If the aggregate cash value in such transaction otherwise available to holders of Series A, Series B, Series C and Series D Preferred Stock is insufficient to satisfy the aforementioned preference of Series A, Series B, Series C and Series D Preferred Stock, such amounts shall be distributed in proportion to the aggregate preferential amounts owed such holders as set forth above.

                     (B) After such distributions to the holders of Series A, Series B, Series C and Series D Preferred Stock have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of the outstanding Common Stock, based on the number of shares of Common Stock held by each.

          (b) Any securities to be delivered to the holders of the Series A, Series B, Series C and Series D Preferred Stock pursuant to subsection 6(a) above shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restriction on free marketability:

                     (A) If traded on a securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                     (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                     (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock.

               (ii) The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock.

          (c) In the event the requirements of subsection 6(a) are not complied with, the Corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with, or

               (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Series A, Series B, Series C and Series D Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection 6(d) hereof.

          (d) The Corporation shall give each holder of record of Series A, Series B, Series C and Series D Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes.

The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A, Series B, Series C and Series D Preferred Stock then outstanding.

     7.   Voting Rights.  The holder of each share of Series A, Series B, Series
          -------------
C and Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A, Series B, Series C and Series D Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shah have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     8.   Status of Converted or Redeemed Stock.  In the event any shares of
          -------------------------------------
Series A, Series B, Series C and Series D Preferred Stock shall be redeemed or converted pursuant to Section 4 or Section 5 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation, and the Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                                    PART II

                                  COMMON STOCK

     Rank.  The Common Stock is junior and subordinate to any and all the
     ----
rights, privileges, preferences and priorities of the Series A, Series B, Series C and Series D Preferred Stock of the Corporation as set forth in this Article IV and any other Series of Preferred Stock as may expressly be provided by the Board of Directors in a resolution creating a new Series of Preferred Stock pursuant to Section 1 of Part I of this Article IV. All shares of Common Stock shall be of equal rank and shall be identical in all respects.

                                    PART III

                     PROVISIONS APPLICABLE TO COMMON STOCK

     1.   Liquidation, Dissolution or Winding-Up.  In the event of any voluntary
          --------------------------------------
or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation and after the holders of any Preferred Stock shall have received payment in full of the liquidation preferences and cumulative dividends, if any, to which such holders may be entitled, the remaining assets of the Corporation shall be divided and distributed among the holders of Common Stock ratably and in the proportion which the number of shares of such Common Stock owned by each such holder bears to the aggregate number of shares of all Common Stock then outstanding.

     2.   Voting.  The holders of shares of Common Stock shall possess full
          ------
voting power in the election of directors and for all other purposes, and each holder of Common Stock shall at every meeting of the shareholders be entitled to one vote for each share of Common Stock held by such holder on the record date for determining shareholders entitled to vote at such meeting. Except as otherwise required by law, the holders of Common Stock shall not vote as a class.

     3.   Dividends.  Subject to any prior dividend fights of the holders of the
          ---------
Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of any funds legally available therefor.

     4.   Redemption.  Shares of Common Stock shall not be subject to redemption
          ----------
by the Corporation.

                                    PART IV

                 PROVISIONS APPLICABLE TO ALL CLASSES OF STOCK

     1.   Issue and Sale of Stock.  The Board of Directors shall have the power
          -----------------------
and authority at any time from time to time to issue, sell or otherwise dispose of any authorized and unissued shares of any class or series of any class of stock of the Corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem in the best interests of the Corporation.

     2.   Cumulative Voting and Preemptive Rights.  Reference in made to Article
          ---------------------------------------
V and Article IX of these Articles of Incorporation for provisions denying cumulative voting for election of directors of the Corporation and denying preemptive fights of any shareholder to acquire any part of any new or additional shares or treasury shares of any class of stock now or hereafter authorized.

     3.   Residual Rights.  All rights of the outstanding shares of the
          ---------------
Corporation not expressly provided for to the contrary herein shall be vested equally in the Common Stock.

                                   ARTICLE V

     At each election for directors of the Corporation, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no shareholder shall ever have the right or be permitted to cumulate his votes on any basis, any and all rights of cumulative voting being hereby expressly denied.

                                   ARTICLE VI

     The Corporation did not commence business until it had received for the issuance of its shares consideration of the value not less than $1,000.00 consisting of money, labor done or property actually received.

                                  ARTICLE VII

     The address of the current registered office of the Corporation is 9990 Richmond Avenue, Suite 400, Houston, Texas 77042-4548 and the name of its registered agent at such address is Richard G. Couch.

                                  ARTICLE VIII

     The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the current Board of Directors is seven (7), and the names and addresses of the persons presently serving as directors are as follows:

            Name                      Address
            ----                      -------
            Thomas J. Aird            12039 Mulholland
                                      Stafford, Texas 77477

            Thomas E. Congdon         1100 Denver Center Building
                                      1776 Lincoln Street
                                      Denver, Colorado 80203

            Richard G. Couch          11 Wilson Court
                                      Alamo, California 94507

                                   ARTICLE IX

     No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional, unissued or treasury shares of any class of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into shares, but such additional unissued or treasury shares or other securities convertible into shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it may deem advisable.

                                   ARTICLE X

     Upon resolution adopted by the Board of Directors, the Corportion shall be entitled to purchase shares of its own capital stock to the extent of the aggregate of the available unrestricted capital surplus and available unrestricted reduction surplus.

                                   ARTICLE XI

     A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, and except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of the repeal or modification.

                                  ARTICLE XII

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE XIII

     The power to alter, amend or repeal the Bylaws of the corporation, or adopt new bylaws, shall be vested in the Board of Directors. The bylaws may also be altered, amended repealed or changed, and new bylaws made, by the shareholders, and the shareholders may prescribe that any bylaws made by them shall not be altered, amended or repealed or changed by the directors.

     IN WITNESS WHEREOF, the undersigned officer has executed these Restated Articles of Incorporation of the Corporation this 21st day of January, 1994


                                  By: /s/ Lloyd M. Corpening
                                      --------------------------------
                                       Lloyd M. Corpening
                                       Assistant Secretary